Exhibit 99.2

Fourth Quarter Fiscal 2011 Earnings

Conference Call Script

November 1, 2011

Pat Davidson

Good morning and thanks for joining us. Earlier today, we published our fourth quarter results for fiscal 2011. A copy of the release is available on our website at www.oshkoshcorporation.com. Today’s call is being webcast and is accompanied by a slide presentation, which is also available on our website. The audio replay and slide presentation will be available on our website for approximately 12 months. Please refer now to slide 2 of that slide presentation.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. These risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings we make with the SEC. We disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

During our fourth quarter of fiscal 2011, we recorded pre-tax, non-cash charges of $7.9 million, or $0.07 per share, for the impairment of certain facilities in our defense segment and intangible assets in our fire & emergency segment. For comparison, we recorded pre-tax, non-cash impairment charges of $9.1 million, or $0.06 per share, during the fourth quarter of fiscal 2010. Unless otherwise noted, all financial results that we discuss today are adjusted to exclude these items.

Presenting today for Oshkosh Corporation will be Charlie Szews, President and Chief Executive Officer, and Dave Sagehorn, Executive Vice President and Chief Financial Officer.

Let’s begin by turning to slide 3 and I’ll turn it over to Charlie.

Charlie Szews

Oshkosh Q4 FY11 Results

Thank you, Pat.

Good morning everybody. In addition to discussing our fourth quarter results, we plan to update you on our markets and operations, including our MOVE strategy, and the progress we’ve made on the FMTV program. We’ll also discuss our current outlook for fiscal 2012.

A number of factors contributed to our better than anticipated performance in the quarter:

•                  Access equipment sales were ahead of expectations;

•                  Our defense segment shipped more trucks than previously projected; and

•                  We had expected to make a lump sum payment related to our union contract negotiations.

Overall, total Company sales increased slightly to $2.1 billion for the fourth quarter of fiscal 2011, leading to adjusted EPS of $0.48. This compares to sales of $2.1 billion and adjusted EPS of $1.34 for the same quarter last year. The primary driver of the year over year decline in adjusted EPS was lower operating income in our defense segment as higher margin M-ATV sales in the prior year quarter were replaced with FMTV sales.

Our U.S. access equipment customers continue to replace their aged equipment and have already begun to place large orders for calendar 2012. While we are encouraged by this outlook, we are mindful that we need to stay close to the market to monitor business trends. Access equipment sales to external customers in the quarter were up more than 60%, and orders were up more than 90%, both compared to the prior year quarter. These sales were led by strength in North America followed by solid performance in parts of Europe.

We continued to increase FMTV production rates during the quarter and are reaffirming our belief that the program will become profitable in the second quarter of fiscal 2012. Eleven integrated project teams are focused on turning the program to profitability, and I am encouraged by the progress made to date. This is a top priority for us.

As we discussed last quarter, we spent six months reviewing, analyzing and assessing our businesses as we determined the best path forward for Oshkosh Corporation to deliver increased shareholder value. That path is the MOVE strategy that we outlined last quarter. The MOVE strategy is focused on aggressive cost reduction and organic growth initiatives involving innovation and pursuing global market opportunities as we prepare for recoveries in our markets. We are investing in fiscal 2012 to support MOVE initiatives that will benefit the company in fiscal 2013 and beyond. It’s too early to discuss results at this time, but we will provide more details regarding our approach later in fiscal 2012.

Please turn to slide 4.

Market Conditions

As I mentioned earlier, the U.S. access equipment market has continued to rebound. We’ve recently been discussing 2012 requirements with many of the larger national rental companies. Replacement demand and increased rental penetration continue to be the primary drivers for our growth in this segment. U.S. rental companies have experienced strong utilization rates, improved rental rates and higher used equipment values, which has given them the confidence to upgrade their fleets. We’re also seeing some pull forward of telehandler orders in advance of diesel engine emission standards changes next calendar year. As we explained on our third quarter conference call, the European access equipment market is on the path toward recovery, but is running behind the U.S. market in terms of timing. We remain excited about applications for access equipment globally in emerging markets in construction, mining and infrastructure applications.

While there has been a great deal of speculation and commentary, there remains little clarity on future U.S. defense spending. What is clear, however, is that there will be cuts to future defense spending, but the range of cuts could be anywhere from $450 billion to over a trillion dollars over a 10 year period, if sequestration is triggered. Tactical wheeled vehicle programs will face their share of these cuts. In order to be successful and achieve our target of $2.0 billion to $2.5 billion of ongoing defense business, we will need to continue to perform on our current programs, as well as win some new ones.

With respect to new programs, we recently submitted our proposal and two vehicles for testing for the Canadian TAPV program. Draft RFPs for the Army Humvee recap program, recently renamed as the MECV program, and for the JLTV EMD phase, were also recently issued. We expect final RFPs for these programs to be issued in the next one to three months, with proposals due in the first calendar quarter of 2012.

We’ve been using the JLTV requirements as the basis for developing our newest vehicle, the L-ATV, which is now in its sixth generation of technology and equipment upgrades. We believe there is no other vehicle in its weight class that comes close to matching the L-ATV’s lightweight combination of mobility and survivability. And of course, this vehicle is designed to deliver the reliability and durability that Oshkosh vehicles are known for — at our customer’s price point.

Our businesses that rely on municipal spending, like our domestic fire truck operations, continued to experience soft demand during the fourth quarter. We counteracted some of the impact of weaker domestic demand by achieving some notable successes in international markets. For example, we continued to experience a great deal of success in China, with sales of Pierce fire trucks, and in airports around the globe with sales of our ARFF and snow units. We don’t expect the domestic fire truck market to improve until fiscal 2013 at the earliest.

Turning to our commercial segment, the quarter ended with a strong order book for refuse collection vehicles. This backlog is populated with units that we expect to deliver in our first fiscal quarter of 2012 as customers look to take advantage of bonus depreciation tax incentives that are set to expire on December 31, 2011. Finally, the domestic concrete mixer market continues to move along at a very slow pace. It is unlikely that we will see any substantial pick up in this market until there is some sustained improvement in the housing market. Yet there is reason for optimism. We have recently taken initial orders for our CNG-powered mixer trucks. You may recall that CNG-powered RCVs have become about 20% of our RCV business and the economics of using these vehicles continue to become more favorable.

Let’s turn to slide 5 and we’ll provide an update on our operations initiatives.

Operations Update

Despite the challenging environment for defense, we have some good news to report. We recently agreed to a five-year contract with our Oshkosh Defense production employees who are members of the UAW. We believe this agreement is fair to both sides.

As I mentioned earlier, we made strong progress on the FMTV program during the fourth quarter consistently producing 25 — 26 trucks and 10 trailers per day and, on a test basis, achieving daily production of over 30 trucks and 15 trailers per day. In addition to the continued ramp up in production rate, we brought a number of processes in house and continued to improve our efficiencies. These actions have significantly reduced our per unit costs on this program and provide us with confidence that we will continue to improve performance going forward.

You may recall our comments in July regarding a potential tire availability issue for our FHTV program. We initiated monthly all-hands meetings with our Army, Marine Corps and Joint Programs customers, as well as our tire supplier and other MRAP OEMs, to manage the issue in a coordinated, proactive manner. This process has alleviated some of the shortage and enabled us to produce trucks without interruption in the fourth quarter. However, to support our troops in Afghanistan, we now believe that the U.S. government will be diverting even more tires to higher rated “DX” programs. We expect that this issue could affect us through much of fiscal 2012 and will delay the timing of some of our FHTV sales into fiscal 2013. The impact of the delay is reflected in our new fiscal 2012 outlook for Defense that Dave will share with you shortly.

And, for those of you who did not get the chance to meet him at the AUSA show in Washington D.C. last month, I am pleased to welcome John Urias as president of our defense segment. John is a tremendous asset to our defense business and brings a rich history of leadership and excellent experience from his days as a major general in the U.S. Army working in the acquisition corps and from his management experience in industry.

Turning to access equipment, we continued to work to mitigate supply chain issues in this segment during the quarter as our suppliers struggled to keep pace with the recovery. Our supply chain and operations teams have been working diligently to improve the situation, and we have seen progress. However, we believe supplier capacity constraints will continue to impact JLG into fiscal 2012.

We also continued to experience material cost pressure in the quarter which impacted our results in this segment. Consequently, we have announced additional price increases in the access equipment segment. These increases are effective January 1, 2012. As material cost pressure is being felt across the industry, we expect that such price increases will be sustained.

Finally, actions that are in progress now, but will benefit operations later in fiscal 2012 include the European consolidation of our access equipment business and the consolidation of parts of our manufacturing operations in Florida for our fire & emergency segment. We’ve struggled with the consolidation of manufacturing into our Florida facilities and have re-assigned some great talent to deliver the savings we expect from the project. We expect to make significant progress there over the next 90 days.

Now, please turn to slide 6 and Dave will take us through a brief discussion of our financial performance for the quarter and our updated expectations for fiscal 2012.

Dave Sagehorn

Thanks, Charlie.

Consolidated Results

Consolidated net sales for our fourth fiscal quarter were $2.12 billion, essentially flat with the same quarter of last year. Higher FMTV and access equipment sales were largely offset by lower M-ATV related and TAK-4® independent suspension sales, along with lower fire apparatus sales.

Sales to external customers in our access equipment segment were up more than 60% compared to the fourth quarter of fiscal 2010. Orders from external customers in this segment were up 91% and backlog was up approximately 270%, both compared to the prior year quarter. We believe that some of the increase in orders and backlog versus the prior year is the result of rental companies placing orders for the next calendar year earlier than they did last year.

The year-over-year decrease in fire apparatus sales, along with lower RCV sales, is largely a reflection of the continued weakness in municipal spending that Charlie mentioned earlier.

Adjusted operating income for the quarter was $81.7 million, or 3.9% of sales, compared to $242.7 million, or 11.5% of sales, in the prior year quarter. The shift in the defense segment from higher margin M-ATV sales to FMTV sales was the largest driver of the decrease in operating income. Although still generating a loss in the quarter, as expected, we saw significant improvement in FMTV performance in the fourth quarter. The $9.9 million fourth quarter loss on this program was approximately $12 million better than the third quarter on nearly 70% higher sales.

Higher than expected material costs in the access equipment segment and an adverse sales mix in our legacy defense programs also contributed to the lower operating income margin in the quarter. Fourth quarter results also included $6.9 million of restructuring related costs in the fire & emergency segment associated with previously announced facility rationalization actions.

Adjusted EPS for the quarter was $0.48 compared to adjusted EPS of $1.34 in the fourth quarter of fiscal 2010, reflecting the impact of the items just mentioned.

And, we paid down an additional $51 million of debt in the quarter, bringing the full year debt reduction to $241 million.

Please turn to slide 7 for a discussion of our current outlook for fiscal 2012.

Expectations for FY12

We continue to view fiscal 2012 as a transitional year characterized by a continued rebound in our access equipment segment along with a significant sales mix shift in our defense segment toward a higher percentage of FMTV sales.

We are lowering our defense segment outlook for fiscal 2012 to reflect our current view of the tire availability issue that we first talked about last quarter. Based on the most recent information received from the tire supplier and our government customers, which identified increasing constraints for the specific type of tire used for our FHTV program, we are removing approximately $225 million of sales from our fiscal 2012 expectations versus our previous outlook. We expect these sales will move to fiscal 2013. The impact of this change is that we now expect our fiscal 2012 defense segment sales to decline by approximately 15% compared to fiscal 2011.

By moving higher margin FHTV sales into fiscal 2013 and increasing our planned spending on new product development, largely to support delays in the vehicle competitions described earlier, we now expect that defense segment fiscal 2012 operating income margins will be below 5% for the year.

Our outlook for fiscal 2012 access equipment sales remains largely unchanged from our previous outlook, although we now expect that sales will be up approximately 20% compared to fiscal 2011 due to access equipment sales in the fourth quarter of fiscal 2011 that were higher than previously estimated. Recent positive comments from large national rental companies on their outlooks for 2012 and the strong backlog in this segment at September 30 support this robust sales outlook.

We also continue to believe that operating income margins in the access equipment segment will be in the mid to upper single digits in fiscal 2012. The higher material costs experienced in this segment in the fourth quarter are expected to continue to impact us in fiscal 2012, but we expect the recently announced JLG price increase to offset much of the cost increase starting in our second fiscal quarter.

Turning to our fire & emergency segment, we now expect that sales will be roughly flat with fiscal 2011 due to fire & emergency sales in the fourth quarter of fiscal 2011 that were lower than previously estimated. This outlook reflects our expectation of continued weak municipal spending throughout our fiscal 2012.

We continue to expect fire & emergency operating income margins will be in the low single digit range in fiscal 2012. Benefits from previously announced restructuring actions and reduced restructuring related costs are expected to result in improved performance versus fiscal 2011 on relatively flat sales.

Lastly, for the commercial segment, we believe that sales will be slightly higher than fiscal 2011 with RCV sales representing the bulk of the improvement versus fiscal 2011. We believe that the domestic concrete mixer market will remain very challenging in fiscal 2012. We expect operating income margins in this segment will be similar to fiscal 2011 margins.

Corporate expenses are now expected to be flat to slightly higher compared to fiscal 2011, in part to support investments in MOVE initiatives. We also continue to expect modestly lower interest expense reflecting the full year impact of fiscal 2011 debt reduction and the expiration of our interest rate swap in December 2011. And, our tax rate is expected to be approximately 33% - 35%.

Turning to the balance sheet, we continue to believe that we will experience modestly negative free cash flow in fiscal 2012, driven by lower earnings, lower-performance based payments from the U.S. government, higher working capital requirements in our rebounding access equipment segment and anticipated capital expenditures of $85 - $95 million.

In the first quarter, we expect relatively strong performance in the defense segment, driven by the expected sale of more than 400 M-ATVs. We expect that seasonally weak sales and high material costs not yet offset by the recently announced price increase will impact access equipment results in the quarter. We expect lower sales and an operating loss in the fire & emergency segment in the first quarter, as our teams drive to targeted efficiencies at our Florida operations, and we expect relatively strong performance in the commercial segment driven by bonus depreciation led demand for RCVs. We believe first quarter earnings will approximate one fourth of our earnings for the full year, whereas we typically experience a seasonally weaker first quarter.

With that, I’ll turn it back over to Charlie for some closing comments.

Charlie Szews

Wrap up

Despite adverse market conditions in many of our businesses, our 13,000 plus employees put in a tremendous effort in fiscal 2011, as we delivered mission critical vehicles and equipment to our customers.

As we look forward to fiscal 2012, we see the opportunity to set the foundation for another period of growth for Oshkosh Corporation. The FMTV program is heading in the right direction and we are on track to deliver future profits on this important program. Our access equipment segment continues to rebound from historically low levels and we expect continued improved performance from this segment. And, we are all focused on executing our MOVE strategy, which I am confident will position us to deliver significant shareholder value in the coming years.

Thank you for your continued support and interest in Oshkosh Corporation.

I’ll turn it back over to Pat and the operator to begin the Q&A.

Pat Davidson

Thanks Charlie. I’d like to remind everyone to limit their questions to one plus a follow-up. After the follow-up, we ask that you get back in queue to ask additional questions.

Operator, please begin the question and answer period of this call.